EXHIBIT 10.2
SUMMIT FINANCIAL GROUP, INC.
Executive Officer Management Incentive Plan
for 2017
OBJECTIVE
The objective of the Executive Officer Management Incentive Plan for 2017 (“2017 MIP”) is to incent and reward select members of Summit Financial Group, Inc.’s and its subsidiaries’ (collectively hereafter, “Summit’s”) management team for their exceptional performance, while still balancing risk with reward.
PARTICIPANT ELIGIBILITY
Eligibility for participation in the 2017 MIP is extended to the following executive officers (“Eligible Participants”):

Summit Financial Group, Inc.	Summit Community Bank, Inc.
Chief Executive Officer	President
Chief Financial Officer	Chief Operating Officer
Chief Accounting Officer	Chief of Credit Administration

To be eligible to receive a 2017 MIP payment, Eligible Participants must be employed for the entirety of 2017. If an otherwise Eligible Participant separates from employment at Summit for any reason, voluntarily or involuntarily, prior to January 1, 2018, no incentive will be paid to such Eligible Participant.
MIP COMPUTATION
The 2017 MIP computation is based upon Summit achieving a targeted annual return on average tangible equity (“ROATE”). For purposes of the 2017 MIP, Summit’s ROATE is to be calculated on a consolidated basis for the year ended 2017, as follows:

Net Income + (Amortization of Intangibles x 0.63)
Average Shareholders’ Equity - Average Intangibles
For purposes of the 2017 MIP, Summit’s targeted ROATE for 2017 is 10.00 to 10.99 percent. If Summit’s actual ROATE for 2017 is within this targeted range, each Eligible Participant will receive an incentive payment equal to 25% of their respective annual base salary as of January 1, 2017 (the “Targeted Incentive”).
If Summit’s actual ROATE for 2017 is greater than the targeted range, Eligible Participants will be eligible to receive an incentive that is greater than the Targeted Incentive; conversely, if Summit’s actual ROATE for 2017 is less than the targeted range, Eligible Participants will be eligible to receive an incentive that is less than the Targeted Incentive.
The formula to compute each Eligible Participant’s incentive payment under the 2017 MIP is as follows:

Eligible Participant’s Annual Base Salary on January 1, 2017	X	25%	X	MIP Multiplier	=	Eligible Participant's 2017 MIP Incentive
The MIP Multiplier to be used for purposes of the above formula varies based upon Summit’s actual ROATE for 2017, as follows:

Summit’s Actual ROATE for 2017		MIP Multiplier
Less than 8%		—%
8.00% to 8.99%		80%
9.00% to 9.99%		90%
10.00% to 10.99%	Target	100%
11.00% to 11.99%		127%
12.00% to 12.99%		162%
13.00% to 13.99%		195%
14.00% and greater		210%
In addition to the 2017 MIP incentives which may be awarded to Eligible Participants in accordance with the above formula, an additional incentive totaling no more than $50,000 may be awarded at the discretion of Summit’s Chief Executive Officer, in whole or in part, to one or more deserving Summit employees who are not Eligible Participants.
OTHER MIP TERMS
No incentive under the 2017 MIP will be made, if at December 31, 2017 through the time of payment of the 2017 MIP incentive, Summit or any affiliate is subject to any active or pending, formal or informal, agreement or enforcement action to which any bank regulatory authority is a party, including but not limited to a memorandum of understanding, written agreement, or order of cease and desist.
PAYMENT OF INCENTIVES
The 2017 MIP incentive will be calculated after January 1, 2018 and paid as soon as practicable following Summit’s public release of its 2017 earnings, but no later than March 31, 2018.

INTERPRETATIONS, AMENDMENTS OR DISCONTINUATION
All interpretations of or amendments to the 2017 MIP will be made at the sole discretion of Compensation and Nominating Committee of the Summit Financial Group, Inc. Board of Directors. The 2017 MIP may be discontinued or revised by the Compensation and Nomination Committee at any time.